EXHIBIT 8
                                                                       ---------


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

               FIRST AMENDMENT dated as of December 14, 1999, to the Agreement and Plan of Merger, dated as of November 23, 1999 (the "Merger Agreement"), among Weyerhaeuser Company, a Washington corporation ("Parent"), WTJ, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and TJ International, Inc., a Delaware corporation (the "Company").

          WHEREAS Parent, Sub and the Company have entered into the Merger Agreement;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. The second sentence of Section 3.03(a) of the Merger Agreement is hereby amended so that it shall now read in its entirety:

               "At the close of business on November 17, 1999, (i) 18,351,054 shares of Company Common Stock were issued, of which 15,513,496 shares of Company Common Stock were issued and outstanding and 2,837,558 shares of Company Common Stock were held by the Company in its treasury, (ii) 1,097,719 shares of Company Authorized Preferred Stock were issued and outstanding, consisting entirely of shares of Company Preferred Stock, (iii) 1,097,719 shares of Company Common Stock were reserved for issuance upon conversion of outstanding shares of Company Preferred Stock, 1,671,436 shares of Company Common Stock were reserved for issuance pursuant to exercise of outstanding Company Employee Stock Options (as defined in Section 6.04(d)) and 550,564 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04(d)), and (iv) 185,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"), of the Company were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of August 26, 1999, between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended from time to time, the "Company Rights Agreement")."

          2. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          3. This First Amendment to the Merger Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.
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          4. This First Amendment to the Merger Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

          5. Except as expressly set forth herein, this First Amendment to the Merger Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           WEYERHAEUSER COMPANY

                                           By:/S/  William C. Stivers
                                              ----------------------------
                                              Name:  William C. Stivers
                                              Title: Executive Vice President
                                                     and Chief Financial Officer


                                           WTJ, INC.

                                           By:/S/  Robert A. Dowdy
                                              ----------------------------
                                              Name:  Robert A. Dowdy
                                              Title: Vice President


                                           TJ INTERNATIONAL, INC.

                                           By:/S/  Thomas H. Denig
                                              -----------------------------
                                              Name:  Thomas H. Denig
                                              Title: President and
                                                     Chief Executive Officer

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